Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED SECURITY AGREEMENT

among

STONEMOR OPERATING LLC,

VARIOUS ADDITIONAL BORROWERS,

STONEMOR GP LLC,

STONEMOR PARTNERS L.P.,

and

BANK OF AMERICA, N.A.,

as Collateral Agent

dated April 29, 2011

ARTICLE I DEFINITIONS	2

ARTICLE II SECURITY INTERESTS	8

2.1. Grant of Security Interests	8
2.2. Power of Attorney	9

ARTICLE III GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	11

3.1. Necessary Filings	11
3.2. No Liens	11
3.3. Other Financing Statements	11
3.4. Chief Executive Office; Records	11
3.5. Location of Inventory and Equipment	12
3.6. Recourse	12
3.7. Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.	12
3.8. Trade Names; Etc.	13
3.9. Certain Significant Transactions	13
3.10. Non-UCC Property	13
3.11. As-Extracted Collateral; Timber-to-be-Cut	13
3.12. Collateral in the Possession of a Bailee	13

ARTICLE IV SPECIAL PROVISIONS CONCERNING RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS	14

4.1. Additional Representations and Warranties	14
4.2. Maintenance of Records	14
4.3. Direction to Account Debtors; Contracting Parties; etc.	15
4.4. Modification of Terms; etc.	15
4.5. Collection	15
4.6. Instruments	16
4.7. Further Actions	16
4.8. Debtors Remain Liable Under Contracts	16
4.9. Deposit Accounts; Etc.	16
4.10. Letter-of-Credit Rights	17
4.11. Commercial Tort Claims	18
4.12. Chattel Paper	18
4.13. Further Actions	18

ARTICLE V SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES	19

5.1. Additional Representations and Warranties	19
5.2. Licenses and Assignments	19
5.3. Infringements	19
5.4. Preservation of Marks	19

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5.5. Maintenance of Registration	20
5.6. Future Registered Marks and Domain Names	20
5.7. Remedies	20

ARTICLE VI SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS	21

6.1. Additional Representations and Warranties	21
6.2. Licenses and Assignments	21
6.3. Infringements	22
6.4. Maintenance of Patents and Copyrights	22
6.5. Prosecution of Patent or Copyright Applications	22
6.6. Other Patents and Copyrights	22
6.7. Remedies	22

ARTICLE VII PROVISIONS CONCERNING ALL COLLATERAL	23

7.1. Protection of Collateral Agent’s Security	23
7.2. Warehouse Receipts Non-Negotiable	23
7.3. Further Actions	23
7.4. Financing Statements	24
7.5. Additional Information	24

ARTICLE VIII REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT	24

8.1. Remedies; Obtaining the Collateral Upon Default	24
8.2. Remedies; Disposition of the Collateral	26
8.3. Waiver of Claims	26
8.4. Application of Proceeds	27
8.5. Remedies Cumulative	27
8.6. Discontinuance of Proceedings	28

ARTICLE IX INDEMNITY	28

9.1. Indemnity	28
9.2. Indemnity Obligations Secured by Collateral; Survival	29

ARTICLE X MISCELLANEOUS	29

10.1. Notices and Other Communications; Facsimile Copies	29
10.2. Waiver; Amendment	30
10.3. Obligations Absolute	31
10.4. Successors and Assigns	31
10.5. Headings Descriptive	31
10.6. Governing Law	31
10.7. Debtor’s Duties	32
10.8. Termination; Release	32
10.9. Counterparts	33
10.10. The Collateral Agent	33
10.11. Severability	33

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10.12. Fraudulent Conveyance; Etc.	34
10.13. Additional Debtors	34
10.14. Effect on Existing Security Agreement.	34

ANNEXES

ANNEX A	Schedule of Chief Executive Offices/Record Locations
ANNEX B	Schedule of Inventory and Equipment Locations
ANNEX C	Schedule of Legal Names, Type of Organization (and whether a Registered Organization and/or a Transmitted Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers
ANNEX D	Schedule of Trade and Fictitious Names
ANNEX E	Description of certain Significant Transactions occurring within one year prior to the date of the Amended and Restated Security Agreement
ANNEX F	Schedule of Deposit Accounts
ANNEX G	Form of Control Agreement Regarding Deposit Accounts
ANNEX H	Description of Commercial Tort Claims
ANNEX I	Schedule of Marks and Applications; Domain Name Registrations
ANNEX J	Schedule of Patents and Applications
ANNEX K	Schedule of Copyrights and Applications
ANNEX L	Form of Assignment of Security Interest in Certain Patents and Trademarks
ANNEX M	Form of Assignment of Security Interest in Certain Copyrights

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AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT, dated April 29, 2011 (as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof, this “Agreement”), among each of the undersigned (each, an “Debtor” and, together with each other entity which becomes a party hereto pursuant to Section 10.13, collectively, the “Debtors”) and Bank of America, N.A., as collateral agent (the “Collateral Agent”), for the benefit of the Secured Parties (as defined below).

BACKGROUND

A. This Agreement is being delivered pursuant to that certain Second Amended and Restated Credit Agreement, dated April 29, 2011, among StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), StoneMor Operating LLC, a Delaware limited liability company (the “Operating Company”), the Subsidiaries of the Operating Company party thereto (together with the Operating Company, each individually a “Borrower” and collectively, the “Borrowers” and, together with the General Partner and the Partnership, each a “Credit Party”, and collectively, the “Credit Parties”), various financial institutions from time to time party thereto (the “Lenders”), and Bank of America, in it capacity as Collateral Agent, and as the Swing Line Lender and the L/C Issuer thereunder (as amended, restated, modified, extended, renewed, replaced, supplemented, restructured and/or refinanced from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined (either herein or by reference to the UCC) shall have the meanings given to such terms in the Credit Agreement.

B. Pursuant to the Original Credit Agreement and the Existing Credit Agreement, the Credit Parties delivered to Bank of America, in its capacity as collateral agent for the Lenders and other secured creditors, a Security Agreement, dated September 20, 2004, as amended, modified and supplemented from time to time (the “Existing Security Agreement”).

C. It is a condition precedent to the amending and restating of the Existing Credit Agreement with the Credit Agreement, that the Credit Parties shall have executed and delivered to the Collateral Agent this Agreement.

D. Each Debtor will obtain benefits from the incurrence of Revolving Credit Loans, Acquisition Loans and Swingline Loans by, and the issuance of Letters of Credit for the account of, the Borrowers under the Credit Agreement and the entering into and maintaining of Secured Hedge Agreements and Secured Cash Management Agreement, and, accordingly, each Debtor desires to execute this Agreement to satisfy the condition precedent described in the preceding paragraph.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Security Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein and defined in (i) the Credit Agreement, or (ii) the UCC shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa:

“Accession” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, Goods which are physically united with other Goods in such a manner that the identity of the original Goods is not lost.

“Account” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, credit card receivables, lottery winnings, health-care-insurance receivables, any right to payment arising out of goods or other property (including, without limitation, intellectual property) sold or leased, licensed, assigned or disposed of or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance including all rights to payment of rents under a lease or license and payment under a charter or other contract and all rights incident to such lease, charter or contract.

“Account Debtor” means, as to any Approved Installment Agreement, the individual purchasing cemetery services and/or cemetery property pursuant thereto.

“Alternate Perfected Deposit Account” has the meaning set forth in Section 4.9(a) of this Agreement.

“Chattel Paper” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, a writing or writings which evidence both a monetary obligation and a security interest in, or a lease of, specific goods. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” has the meaning set forth in Section 2.1(a) of this Agreement.

“Collateral Account” means a collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Contract Rights” means all rights of any Debtor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Debtor and one or more additional parties (including, without limitation, any Management Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” means any U.S. or foreign copyright owned by any Debtor, including any registrations of any Copyright, in the U.S. Copyright Office or the equivalent thereof in any foreign country, as well as any application for a U.S. or foreign copyright registration now or hereafter made with the U.S. Copyright Office or the equivalent thereof in any foreign jurisdiction by any Debtor.

“Deposit Accounts” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, any demand, time, savings, passbook or similar account.

“Document” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Debtor now or hereafter has any right, title or interest.

“Electronic Chattel Paper” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.

“Equipment” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, tangible personal property held by any Debtor for use primarily in business and shall include equipment, machinery, furniture, vehicles, fixtures, furnishings, dyes, tools, and all accessories and parts now or hereafter affixed thereto as well as all attachments, replacements, substitutes, accessories, additions and improvements to any of the foregoing, but Equipment shall not include Inventory.

“Excluded Collateral” means, collectively:

(a) all Trust Accounts, together with any proceeds of a Debtor’s Receivables that are required by law to be placed into a Trust Account for the benefit of the applicable account debtors and all such funds held in Trust Accounts from time to time (but excluding, in any case, such funds that any Debtor has a right to demand payment of, or is otherwise entitled to a distribution, whether the corpus, income or proceeds of a Trust Account or otherwise, in each case, in accordance with the terms of applicable law, and such right shall not be deemed to be Excluded Collateral, but shall instead be treated for all purposes hereunder as a General Intangible);

(b) the General Partner’s (i) general partner interest in the Partnership, (ii) incentive distribution rights under the Partnership Agreement of the Partnership, and (iii) the Deposit Accounts of the General Partner into which distributions are received (and, for the avoidance of doubt, the requirements of Section 4.9 shall not apply to any such Deposit Account); and

(c) any Equipment subject to a purchase money security interest or equipment lease permitted by the terms of the Credit Agreement (“Encumbered Equipment”), Contract, Contract Right, General Intangible or Permit, in which any Debtor has or hereafter acquires any right, title or interest if and to the extent Debtor’s right, title or interest in such Encumbered Equipment, Contract, Contract Right, General Intangible or Permit is subject to a contractual provision or other restriction (contractual, legal or otherwise) on assignment such that the creation or perfection of a security interest in the right, title or interest of Debtor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another Person party to such Encumbered Equipment agreement, Contract, Contract Right, General Intangible or Permit to enforce any remedy with respect thereto; provided that the foregoing exclusions shall not apply if (i) such prohibition has been waived or such other Person has otherwise consented to the creation or perfection hereunder of a security interest in such Encumbered Equipment, Contract, Contract Right, General Intangible or Permit, or (ii) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such prohibition, the applicable Debtor shall be deemed to have automatically granted a security interest in, all its rights, title and interests in and to such Encumbered Equipment, Contract, Contact Right, General Intangible or Permit as if such provision had never been in effect.

“Excluded Local Deposit Account” means (x) each Deposit Account listed on Annex F hereto and designated as an “Excluded Local Deposit Account” thereon and (y) certain other Deposit Accounts from time to time not listed on Annex F hereto and approved by the Collateral Agent (such approval not to be unreasonably withheld). All of such Excluded Local Deposit Accounts described in preceding clauses (x) and (y) shall, in any such case, be local Deposit Accounts (and not top-tier concentration accounts or mid-tier concentration accounts (as jointly determined by the Collateral Agent and the relevant Debtor)).

“General Intangibles” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, all personal property of every kind and description of any Debtor other than Goods, Accounts, Fixtures, Documents, Letter-of-Credit Rights, Chattel Paper, Deposit Accounts, Instruments, Investment Property, Commercial Tort Claims and Supporting Obligations, and shall include, without limitation, Payment Intangibles, contract rights (other than Accounts), franchises, licenses, choses in action, books, records, customer lists, tax, insurance and other kinds of refunds, patents, trademarks, trade names, service marks, slogans, trade dress, copyrights, other intellectual property rights and applications for intellectual property rights, goodwill, plans, licenses, Software (to the extent it does not constitute Goods) and other rights in personal property.

“Goods” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, all computer programs imbedded in goods and any supporting information provided in connection with the transaction relating to the program and all other things that are movable.

“Indemnitee” has the meaning set forth in Section 9.1 of this Agreement.

“Instrument” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, Promissory Notes, negotiable certificates of deposit, a negotiable instrument or a security or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is, in the ordinary course of business, transferred by delivery with any necessary endorsement or assignment.

“Inventory” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, tangible personal property held by or on behalf of any Debtor (or in which any Debtor has an interest in mass or a joint or other interest) for sale or lease or to be furnished under contracts of service, tangible personal property which any Debtor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in any Debtor’s business, and shall include tangible personal property returned to such Debtor by the purchaser following a sale thereof by such Debtor and tangible personal property represented by Documents. All equipment, accessories and parts at any time attached or added to items of Inventory or used in connection therewith shall be deemed to be part of the Inventory.

“Investment Property” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, all securities, whether certificated or uncertificated, all financial assets, all security entitlements, all securities accounts, all commodity contracts and all commodity accounts.

“Letter-of-Credit Rights” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liens” means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor’s interest in a financing lease or analogous instrument, in, of, or on any Debtor’s property.

“Location” of any Debtor, means such Debtor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” means all right, title and interest in and to any U.S. or foreign trademarks, service marks and trade names now held or hereafter acquired by any Debtor, including any registration or application for registration of any trademarks and service marks in the United States Patent and Trademark Office, or the equivalent thereof in any State of the United States or in any foreign country, and any trade dress including logos, designs, trade names, company names, business names, fictitious business names and other business identifiers in connection with which any of these registered or unregistered marks are used.

“Patents” means any patents in or to which any Debtor now or hereafter has any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter made by any Debtor.

“Payment Intangible” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, any right to payment under which the account debtor’s principal obligation is a monetary obligation.

“Permits” means, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations (including certificates of need) of or from any governmental authority or agency.

“Permitted Liens” has the meaning provided in the Credit Agreement.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Proceeds” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, (a) any and all proceeds of any insurance (whether or not the Collateral Agent is named as the loss payee thereof), indemnity, warranty or guaranty payable to any Debtor or Agent from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of any Governmental Authority), (c) any and all amounts received when Collateral is sold, leased, licensed, exchanged, collected or disposed of, (d) any rights arising out of Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Note” shall be used herein as defined in the UCC, but in any event shall include, but not be limited to, an Instrument which evidences a promise to pay a monetary obligation; does not evidence an order to pay; and does not contain an acknowledgment by a bank that the bank has received for deposit a sum of money or funds.

“Receivables” means any Account, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.

“Registered Organization” shall be used herein as defined in the UCC.

“Secured Obligation Agreements” means any Credit Document (as defined in the Credit Agreement), Secured Hedge Agreement or Secured Cash Management Agreement.

“Secured Obligations” means: (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon and all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such case, proceeding or other action) of each Debtor owing to any Secured Party, now existing or hereafter incurred under, arising out of or in connection with any Credit Document, Secured Cash Management Agreement or Secured Hedge Agreement (including, in the case of each Debtor that is a Guarantor, any such obligations, liabilities and indebtedness of such Debtor as a Guarantor), and the due performance and compliance by each Debtor with the terms, conditions and agreements of each such Credit Document; (b) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; (c) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of any Debtor referred to in clauses (a) or (b), the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; (d) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.1 of this Agreement; and (e) all obligations and amounts owing to any Secured Party or any of its affiliates pursuant to any of the Secured Obligation Agreements in its capacity as such. It is acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

“Software” shall be used herein as defined in the UCC, but, in any event, shall include, but not be limited to, any computer program or supporting information provided in connection with the transaction relating to the program.

“Subject Deposit Account” means each Deposit Account listed on Annex F hereto and designated as a “Subject Deposit Account” thereon.

“Supporting Obligations” shall be used herein as defined in the UCC, but, in any event, shall include, but not be limited to, guarantees and letters of credit that support payment of another obligation.

“Tangible Chattel Paper” shall be used herein as defined in the UCC, but, in any event, shall include, but not be limited to, Chattel Paper evidenced by a record or records consisting of information that is inscribed on a tangible medium.

“Termination Date” has the meaning set forth in Section 10.8 of this Agreement.

“Trade Secret Rights” means the rights of any Debtor in any Trade Secret it holds.

“Trade Secrets” means any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of a Debtor in any location, whether written or not written.

ARTICLE II

SECURITY INTERESTS

2.1. Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of the Secured Obligations, each Debtor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent for the benefit of the Secured Parties, a continuing security interest in, all of the right, title and interest of such Debtor in, to and under all of the following, whether now existing or hereafter from time to time acquired:

(i) each and every Receivable, including, without limitation, all Accounts;

(ii) all cash;

(iii) the Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Collateral Account;

(iv) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v) all Commercial Tort Claims;

(vi) all computer programs of such Debtor and all intellectual property rights therein and all other proprietary information of such Debtor, including but not limited to Domain Names and Trade Secret Rights;

(vii) all Contracts, together with all Contract Rights arising thereunder;

(viii) all Copyrights;

(ix) all Equipment;

(x) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Debtor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xi) all Documents;

(xii) all General Intangibles, including, without limitation, all Payment Intangibles;

(xiii) all Goods and Accessions;

(xiv) all Instruments;

(xv) all Inventory;

(xvi) all Investment Property;

(xvii) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii) all Marks, together with the registrations and right to all renewals thereof, and the goodwill of the business of such Debtor symbolized by the Marks;

(xix) all Patents;

(xx) all Permits;

(xxi) all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxii) all Supporting Obligations; and

(xxiii) all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral of the kind which is the subject of this Agreement which any Debtor may acquire at any time during the continuation of this Agreement. Notwithstanding anything to the contrary contained herein, the Collateral shall at no time include any items which would at such time constitute Excluded Collateral.

2.2. Power of Attorney Each Debtor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact and with full irrevocable power and authority in the place and stead of such Debtor or in Collateral Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, for the benefit of the Debtors, without notice to or assent by the Debtors, and at any time, to do the following:

(a) generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the UCC and as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Debtors’ expense, at any time, or from time to time, all acts and things which Collateral Agent reasonably deems necessary or useful to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as the Debtors might do (subject to the requirements of applicable law), including, without limitation, (A) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (B) the exercise of voting rights with respect to voting securities, which rights may be exercised, if Collateral Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (C) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that the Debtors’ authorization given in Section 7.4 is not sufficient, to file such financing statements with respect hereto, with or without the Debtors’ signatures, or a photocopy of this Agreement in substitution for a financing statement, as Agent may reasonably deem appropriate and to execute in the Debtors’ names such financing statements and amendments thereto and continuation statements which may require the Debtors’ signature.

The power of attorney granted pursuant to this Section (the “Power of Attorney”) is a power coupled with an interest and shall be irrevocable until all of the Secured Obligations are indefeasibly paid in full and the Commitments are terminated. The powers conferred on Agent (for the benefit of the Collateral Agent and Secured Parties) under the Power of Attorney are solely to protect Collateral Agent’s interests (for the benefit of Collateral Agent and Secured Parties) in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent agrees that, notwithstanding anything to the contrary in the Power of Attorney, (x) it shall not exercise any power or authority granted under clause (a) of the Power of Attorney unless an Event of Default has occurred and is continuing, and (y) the Collateral Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney provided that none of the Collateral Agent or any Secured Party shall have any duty as to any Collateral (except as provided under applicable law), and the Collateral Agent and Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers. NEITHER THE COLLATERAL AGENT NOR ANY SECURED CREDITOR OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY DEBTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE III

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Debtor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

3.1. Necessary Filings. (i) All filings, registrations and recordings necessary or appropriate to create, preserve, protect and perfect the security interest granted by such Debtor to the Collateral Agent for the benefit of the Secured Parties hereby in respect of the Collateral have been accomplished (or, in the case of Collateral for which it is necessary to file a UCC-1 financing statement or make a filing with the United States Trademark and Patent Office or United States Copyright Office in order to perfect a security interest in such Collateral, such filings will be accomplished within 10 days following the date hereof (or to the extent such Collateral is acquired after the date hereof, within 10 days following the date of the acquisition of such Collateral)), and (ii) the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral constitutes (or, in the case of Collateral referred to in the parenthetical in clause (i) above, upon compliance with the requirements of such parenthetical, will constitute) a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests.

3.2. No Liens. Such Debtor is, and as to all Collateral acquired by it from time to time after the date hereof such Debtor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens and Liens created under the Security Documents) and such Debtor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

3.3. Other Financing Statements. As of the date hereof, there is no financing statement evidencing a valid security interest against any Credit Party (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than (x) those created under this Agreement, (y) as may be filed in connection with Permitted Liens and (z) those with respect to which appropriate termination statements authorized to be filed by the secured lender thereunder have been delivered to the Collateral Agent), and so long as any Commitment has not been terminated or any Letter of Credit remains outstanding or any of the Secured Obligations (other than arising from indemnities for which no request has been made) remain unpaid or any Secured Hedge Agreement remains in effect or any Secured Obligations are owed with respect thereto, such Debtor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Debtor or as permitted by the Secured Obligation Agreements.

3.4. Chief Executive Office; Records. The chief executive office of such Debtor is located at the address or addresses indicated on Annex A hereto. During the period of the four calendar months preceding the date of this Agreement, the chief executive office of such Debtor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Debtor. Each of the locations shown on Annex A is either (a) owned by a Debtor free and clear of any Liens other than a Mortgage in favor of the Collateral Agent, where permitted by law, and Permitted Liens or (b) leased by a Debtor who has delivered a signed landlord’s consent or waiver to the Collateral Agent relating to such location, in form and substance reasonably satisfactory to the Collateral Agent.

3.5. Location of Inventory and Equipment. All Inventory and Equipment held on the date hereof by such Debtor is located at one of the locations shown on Annex B hereto. Except as set forth on Annex B or as otherwise approved by Collateral Agent from time to time, each of the locations shown on Annex B is either (a) owned by a Debtor free and clear of any Liens other than a Mortgage in favor of the Collateral Agent, where permitted by law, and Permitted Liens or (b) leased by a Debtor who has delivered a signed landlord’s consent or waiver to the Collateral Agent relating to such location, in form and substance reasonably satisfactory to the Collateral Agent, if required by the Collateral Agent.

3.6. Recourse. This Agreement is made with full recourse to each Debtor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Debtor contained herein, in the other Secured Obligation Agreements and otherwise in writing in connection herewith or therewith.

3.7. Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc. The exact legal name of each Debtor, the type of organization of such Debtor, whether or not such Debtor is a Registered Organization, the jurisdiction of organization of such Debtor, such Debtor’s Location, and the organizational identification number (if any) of such Debtor, is listed on Annex C hereto for such Debtor. No Debtor is a Transmitting Utility. Such Debtor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any) from that used on Annex C hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Obligation Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) such Debtor changing its jurisdiction of organization or Location to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 30 days’ (or such shorter period as may be approved by the Collateral Agent in writing) prior written notice of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall correct all information contained therein for such Debtor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Debtor does not have an organizational identification number on the date hereof and later obtains one, such Debtor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

3.8. Trade Names; Etc. Such Debtor has or operates in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Debtor. Such Debtor shall not assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 30 days’ (or such shorter period as may be approved by the Collateral Agent in writing) written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name will be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

3.9. Certain Significant Transactions. During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Debtor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Debtor, in each case except as described in Annex E hereto. With respect to any transactions so described in Annex E hereto, the respective Debtor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Debtor, or was liquidated into or transferred all or substantially all of its assets to such Debtor, and shall have furnished to the Collateral Agent such UCC lien searches as may have been requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Debtor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

3.10. Non-UCC Property. The aggregate fair market value (as determined by the Debtors in good faith) of all property of the Debtors of the types described in clauses (1), (2) and (3) of Section 9-311(a) of the UCC does not exceed $2,000,000. If the aggregate value of all such property at any time owned by all Debtors exceeds $2,000,000, the Debtors shall provide prompt written notice thereof to the Collateral Agent and, upon the request of the Collateral Agent, the Debtors shall promptly (and in any event within 30 days (or such longer period as may be approved by the Collateral Agent in writing) take such actions with respect to such property described in Section 9-311(a)(1) of the UCC only (at their own cost and expense)) as may be required under the respective United States, State or other laws referenced in Section 9-311(a)(1) of the UCC to perfect the security interests granted herein in any Collateral where the filing of a financing statement does not perfect the security interest in such property in accordance with the provisions of Section 9-311(a)(1) of the UCC.

3.11. As-Extracted Collateral; Timber-to-be-Cut. On the date hereof, such Debtor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut. If at any time after the date of this Agreement such Debtor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Debtor shall furnish the Collateral Agent with prompt written notice thereof (which notice shall describe in reasonable detail the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed reasonably necessary or desirable by the Collateral Agent to perfect the security interest of the Collateral Agent therein.

3.12. Collateral in the Possession of a Bailee. If any Inventory or other Goods are at any time in the possession of a bailee, such Debtor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its reasonable best efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Debtor. The Collateral Agent agrees with such Debtor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Debtor with respect to any such bailee.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING

RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS

4.1. Additional Representations and Warranties. As of the time when each of its Receivables arises, each Debtor shall be deemed to have represented and warranted that such Receivable, and all records, papers and documents relating thereto (if any) are genuine, accurate and in all material respects what they purport to be, and that all papers and documents (if any) relating thereto (i) will represent the genuine legal, valid and binding (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles, regardless of whether enforcement is sought in equity or law, and subject to any rescission/cancellation period in favor of the Account Debtor as provided under the relevant Approved Installment Agreement or statutory law applicable to such Approved Installment Agreement) obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising from labor or services or the sale or lease and delivery of the Cemetery Property (as defined in the Credit Agreement) inventory, materials, equipment or merchandise listed therein, or both, whether performed or to be performed (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes and for delivery to the account debtor), (iii) will evidence true, legal and valid obligations, enforceable in accordance with their respective terms (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or law) and subject to any rescission/cancellation period in favor of the Account Debtor as provided under the relevant Approved Installment Agreement or statutory law applicable to such Approved Installment Agreement) and (iv) will be in compliance and will conform in all material respects with all applicable federal, state and local laws.

4.2. Maintenance of Records. Each Debtor will keep and maintain at its own cost and expense satisfactory and complete records of its Receivables and Contracts, including, but not limited to, originals of all documentation (including each Contract), with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Debtor will make the same available on such Debtor’s premises to the Collateral Agent for inspection, at such Debtor’s own cost and expense (subject to Section 6.10 of the Credit Agreement), at any and all reasonable times and intervals as the Collateral Agent may request. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Debtor shall, at its own cost and expense, deliver all tangible evidence of its Receivables and Contract Rights (including, without limitation, all documents, if any, evidencing the Receivables and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Debtor). If the Collateral Agent so directs, such Debtor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Receivables and the Contracts, as well as books, records and documents of such Debtor evidencing or pertaining to such Receivables and Contracts with an appropriate reference to the fact that such Receivables and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

4.3. Direction to Account Debtors; Contracting Parties; etc. Upon the occurrence and during the continuance of an Event of Default, and if the Collateral Agent so directs any Debtor, such Debtor agrees (x) to cause all payments on account of the Receivables and Contracts to be made directly to the Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Receivables and/or under any Contracts to make payments with respect thereto as provided in preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Receivables or Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Debtor (subject to the requirements of applicable law). Upon the occurrence and during the continuance of an Event of Default, without notice to or assent by any Debtor, the Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the Collateral Account in the manner provided in the Credit Agreement. The reasonable costs and expenses (including attorneys’ fees) of collection, whether incurred by any Debtor or the Collateral Agent, shall be borne by such Debtor.

4.4. Modification of Terms; etc. Except in accordance with such Debtor’s ordinary course of business and consistent with reasonable business judgment, no Debtor shall rescind or cancel any indebtedness evidenced by any Receivable or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable or Contract, or interest therein, without the prior written consent of the Collateral Agent. No Debtor will do anything to impair the rights of the Collateral Agent in the Receivables or Contracts.

4.5. Collection. Each Debtor shall use reasonable efforts to endeavor to cause to be collected from the account debtor named in each of its Receivables or obligor under any Contract, as and when due (including, without limitation, amounts, services or products which are delinquent, such amounts, services or products to be collected in accordance with generally accepted lawful collection procedures) any and all amounts, services or products owing under or on account of such Receivable or Contract, and apply forthwith upon receipt thereof all such amounts, services or products as are so collected to the outstanding balance of such Receivable or under such Contract, except that, so long as no Event of Default exists, any Debtor may allow in the ordinary course of business as adjustments to amounts, services or products owing under its Receivables and Contracts (i) an extension or renewal of the time or times of payment or exchange, or settlement for less than the total unpaid balance, which such Debtor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services. The costs and expenses (including, without limitation, attorneys’ fees) of collection, whether incurred by a Debtor or the Collateral Agent, shall be borne by the relevant Debtor.

4.6. Instruments. If any Debtor owns or acquires any Instrument constituting Collateral, such Debtor will within 10 days (or such longer period as may be approved by the Collateral Agent in writing) notify the Collateral Agent thereof, and upon request by the Collateral Agent, will promptly deliver such Instrument (to the extent such Instrument is not otherwise delivered to the Collateral Agent pursuant to the Pledge Agreement) to the Collateral Agent appropriately endorsed to the order of the Collateral Agent as further security hereunder.

4.7. Further Actions. Each Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to its Receivables, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably request to preserve and protect its security interest in the Collateral.

4.8. Debtors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Debtors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Except as provided under applicable law, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Debtor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

4.9. Deposit Accounts; Etc. (a) No Debtor maintains, or at any time after the date of this Agreement shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States. Annex F hereto accurately sets forth, as of the date of this Agreement, for each Debtor, each Deposit Account maintained by such Debtor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and (in the case of any Subject Deposit Account) the jurisdiction of the respective bank with respect to such Deposit Account. For each Subject Deposit Account, the respective Debtor shall use commercially reasonable efforts to cause the bank with which such Subject Deposit Account is maintained to execute and deliver to the Collateral Agent, within 30 days (or such longer period as may be approved by the Collateral Agent in writing) after the date of this Agreement, a “control agreement” substantially in the form of Annex G hereto (appropriately completed), with such changes thereto as may be reasonably acceptable to the Collateral Agent. If any bank with which a Subject Deposit Account is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Debtor, if requested by the Collateral Agent, shall promptly (and in any event within 30 days after the date of this Agreement) close the respective Subject Deposit Account and transfer all balances therein to (x) another Subject Deposit Account subject to a “control agreement” and meeting the requirements of this Section 4.9(a) or (y) another Deposit Account subject to a “control agreement” and meeting the requirements of this Section 4.9(a) as if such Deposit Account were a Subject Deposit Account (each such Deposit Account referred to in this clause (y), an “Alternate Perfected Deposit Account”). If any bank with which a Subject Deposit Account is maintained refuses to subordinate all its claims with respect to such Subject Deposit Account to the Collateral Agent’s security interest therein on terms satisfactory to the Collateral Agent, then the Collateral Agent, at its option, may (A) require that such Subject Deposit Account be terminated in accordance with the immediately preceding sentence or (B) agree to a “control agreement” without such subordination, provided that in such event the Collateral Agent may at any time, at its option, subsequently require that such Subject Deposit Account be terminated (within 30 days (or such longer period as may be approved by the Collateral Agent in writing) after notice from the Collateral Agent) in accordance with the requirements of the immediately preceding sentence. If any Debtor intends to close a Subject Deposit Account in accordance with the terms of the respective “control agreement” for such Subject Deposit Account, then the respective Debtor shall, immediately prior to closing such Subject Deposit Account, transfer all balances therein to another Subject Deposit Account or an Alternate Perfected Deposit Account.

(b) After the date of this Agreement, no Debtor shall establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of the first sentence of preceding clause (a) and Excluded Local Deposit Accounts. At the time any such Deposit Account is established, the respective Debtor shall promptly furnish to the Collateral Agent a supplement to Annex F hereto containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

(c) Each Debtor covenants and agrees to transfer, by the close of business on each Business Day (in the city where the respective Deposit Account is maintained), any and all Cash and other funds on deposit in each Deposit Account of such Debtor to a Subject Deposit Account or an Alternate Perfected Deposit Account, provided that, in the case of a Deposit Account that is an Excluded Local Deposit Account, all Cash and other funds on deposit in such Excluded Local Deposit Account in excess of $5,000 (or, in the sole discretion of the Collateral Agent, following a request by a Debtor, in excess of $10,000), shall be transferred at least once per week to a Subject Deposit Account or an Alternate Perfected Deposit Account.

4.10. Letter-of-Credit Rights. If any Debtor is at any time a beneficiary under a letter of credit with a stated amount of $100,000 or more, such Debtor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, such Debtor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its reasonable best efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

4.11. Commercial Tort Claims. All Commercial Tort Claims of each Debtor in existence on the date of this Agreement are described in Annex H hereto. If any Debtor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $100,000 or more, such Debtor shall promptly notify the Collateral Agent thereof in a writing signed by such Debtor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

4.12. Chattel Paper. Upon the request of the Collateral Agent made at any time or from time to time, each Debtor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper held or owned by such Debtor. Furthermore, if requested by the Collateral Agent, each Debtor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC. Each Debtor will promptly (and in any event within 10 days (or such longer period as may be approved by the Collateral Agent in writing)) following any request by the Collateral Agent, deliver all of its Tangible Chattel Paper to the Collateral Agent (it being agreed that such delivery requirement shall not apply to a Debtor’s customer contracts to the extent such customer contracts constitute Tangible Chattel Paper, so long as no Event of Default exists).

4.13. Further Actions. Each Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Receivables, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require.

ARTICLE V

SPECIAL PROVISIONS CONCERNING TRADEMARKS

AND DOMAIN NAMES

5.1. Additional Representations and Warranties. Each Debtor represents and warrants that it is the true, lawful, sole and exclusive owner of or otherwise has the right to use the Marks and Domain Names listed in Annex D hereto and that said listed Marks and Domain Names (i) constitute all the Marks and Domain Names that such Debtor presently owns or uses in connection with its business and (ii) include all Marks and applications for Marks registered in the United States Patent and Trademark Office (or the equivalent thereof in any foreign country), all material unregistered Marks that such Debtor now owns, licenses or uses in connection with its business on the date hereof and all Domain Names that such Debtor owns or uses in connection with its business on the date hereof. Each Debtor further warrants that it has no knowledge, as of the date hereof, of any material third party claim that any aspect of such Debtor’s present or contemplated business operations infringes or will infringe any rights in any trademark, service mark or trade name. Each Debtor represents and warrants that it is the beneficial and record owner of all trademark registrations and applications listed in Annex D hereto and designated as “owned” thereon and that said registrations are valid, subsisting and have not been canceled and that such Debtor is not aware of any material third party claim that any of said registrations is invalid or unenforceable, or that there is any reason that any of said applications will not pass to registration. Each Debtor represents and warrants that upon the recordation of an Assignment of Security Interest in United States Trademarks and Patents in the form of Annex L hereto in the United States Patent and Trademark Office, together with filings on Form UCC-1 pursuant to this Agreement, all filings, registrations and recordings necessary or appropriate to perfect the security interest granted to the Collateral Agent in the United States Marks covered by this Agreement under federal law will have been accomplished. Each Debtor agrees to execute such an Assignment of Security Interest in United States Trademarks and Patents covering all right, title and interest in each United States Mark, and the associated goodwill, of such Debtor, and to record the same. Each Debtor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the U.S. Patent and Trademark Office or secretary of state or equivalent governmental agency of any State of the United States or any foreign jurisdiction in order to effect an absolute assignment of all right, title and interest in each Mark and/or Domain Name, and record the same.

5.2. Licenses and Assignments. Each Debtor hereby agrees not to divest itself of any right under any Mark or Domain Name absent prior written approval of the Collateral Agent, except as otherwise permitted by this Agreement or by the Secured Obligation Agreements.

5.3. Infringements. Each Debtor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, (i) any party who such Debtor believes is infringing or diluting or otherwise violating in any material respect any of such Debtor’s rights in and to any material Mark or Domain Name, or (ii) with respect to any party claiming that such Debtor’s use of any Mark or Domain Name violates in any material respect any property right of that party. Each Debtor further agrees, unless otherwise agreed by the Collateral Agent, to prosecute, in accordance with reasonable business practices, any Person infringing any material Mark or Domain Name owned by such Debtor.

5.4. Preservation of Marks. Each Debtor agrees to use its Marks and Domain Names in interstate or foreign commerce, as the case may be, during the time in which this Agreement is in effect, sufficiently to preserve such Marks as valid and subsisting trademarks or service marks under the laws of the United States or the relevant foreign jurisdiction; provided that no Debtor shall be obligated to preserve any Mark to the extent the Debtor determines, in its reasonable business judgment, that the preservation of such Mark is no longer economically desirable in the conduct of its business.

5.5. Maintenance of Registration. Each Debtor shall, at its own expense and in accordance with reasonable business practices, process all documents required to maintain Mark and Domain Name registrations, including but not limited to affidavits of continued use and applications for renewals of registration in the United States Patent and Trademark Office for all of its registered Marks pursuant to 15 U.S.C. §§ 1058, 1059 and 1065 or any foreign equivalent thereof, as applicable, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent; provided that no Debtor shall be obligated to maintain any Mark and/or Domain Name to the extent such Debtor determines, in its reasonable business judgment, that the maintenance of such Mark and/or Domain Name is no longer economically desirable in the conduct of its business.

5.6. Future Registered Marks and Domain Names. If any registration for any Mark issued hereafter to any Debtor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or any Domain Name is registered by any Debtor, within 30 days (or such longer period as may be approved by the Collateral Agent in writing) of receipt of such certificate, such Debtor shall deliver to the Collateral Agent a copy of such certificate, and an assignment for security in such Mark and/or Domain Name, to the Collateral Agent and at the expense of such Debtor, confirming the assignment for security in such Mark and/or Domain Name to the Collateral Agent hereunder, the form of such assignment for security to be substantially the same as the form hereof or in such other form as may be reasonably satisfactory to the Collateral Agent.

5.7. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Debtor, take any or all of the following actions: (i) declare the entire right, title and interest of such Debtor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same and the goodwill of such Debtor’s business symbolized by said Marks or Domain Names and the right to recover for past infringements thereof, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 to execute, cause to be acknowledged and notarized and to record an absolute assignment with the applicable agency; (ii) take and use or sell the Marks or Domain Names and the goodwill of such Debtor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Debtor in connection with which the Marks or Domain Names have been used; and (iii) direct such Debtor to refrain, in which event such Debtor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and, if requested by the Collateral Agent, change such Debtor’s corporate name to eliminate therefrom any use of any Mark or Domain Name and execute such other and further documents that the Collateral Agent may request to further confirm this and to transfer ownership of the Marks or Domain Names and registrations and any pending trademark applications therefor in the United States Patent and Trademark Office or any equivalent government agency or office in any foreign jurisdiction to the Collateral Agent.

ARTICLE VI

SPECIAL PROVISIONS CONCERNING

PATENTS, COPYRIGHTS AND TRADE SECRETS

6.1. Additional Representations and Warranties. Each Debtor represents and warrants that it is the true and lawful exclusive owner of or otherwise has the right to use all (i) Trade Secrets Rights and proprietary information necessary to operate the business of such Debtor, (ii) rights in the Patents of such Debtor listed in Annex J hereto and that said Patents constitute all the patents and applications for patents that such Debtor now owns or that are otherwise necessary in the conduct of the business of such Debtor, and (iii) rights in the Copyrights of such Debtor listed in Annex K hereto, and that such Copyrights constitute all registrations of copyrights and applications for copyright registrations that such Debtor now owns or that are otherwise necessary in the conduct of the business of such Debtor. Each Debtor further represents and warrants that it has the right to use and practice under all Patents and Copyrights that it owns, uses or under which it practices and has the right to exclude others from using or practicing under any Patents it owns. Each Debtor further warrants that it has no knowledge as of the date hereof, of any material third party claim that any aspect of such Debtor’s present or contemplated business operations infringes or will infringe any rights in any Patent or Copyright or that such Debtor has misappropriated any Trade Secret, Trade Secret Rights or proprietary information. Each Debtor represents and warrants that upon the recordation of an Assignment of Security Interest in United States Trademarks and Patents in the form of Annex L hereto in the United States Patent and Trademark Office and the recordation of an Assignment of Security Interest in United States Copyrights in the form of Annex M hereto in the United States Copyright Office, together with filings on Form UCC-1 pursuant to this Agreement, all filings, registrations and recordings necessary or appropriate to perfect the security interest granted to the Collateral Agent in the United States Patents and United States Copyrights covered by this Agreement under federal law will have been accomplished. Upon obtaining any Patent, each Debtor agrees to execute an Assignment of Security Interest in United States Trademarks and Patents covering all right, title and interest in each United States Patent of such Debtor and to record the same, and upon obtaining any Copyright, to execute such an Assignment of Security Interest in United States Copyrights covering all right, title and interest in each United States Copyright of such Debtor and to record the same. Each Debtor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the U.S. Patent and Trademark Office or equivalent governmental agency in any foreign jurisdiction or the U.S. Copyright Office or equivalent governmental agency in any foreign jurisdiction in order to effect an absolute assignment of all right, title and interest in each Patent and Copyright of such Debtor, as the case may be, and to record the same.

6.2. Licenses and Assignments. Each Debtor hereby agrees not to divest itself of any right under any Patent or Copyright absent prior written approval of the Collateral Agent, except as otherwise permitted by this Agreement or the Secured Obligation Agreements.

6.3. Infringements. Each Debtor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Debtor with respect to any infringement, contributing infringement or active inducement to infringe any of such Debtor’s rights in any material Patent or Copyright of such Debtor or to any claim that the practice of any Patent or the use of any Copyright violates any property right of a third party, or with respect to any misappropriation of any material Trade Secret Right of such Debtor or any claim that practice of any material Trade Secret Right of such Debtor violates any property right of a third party. Each Debtor further agrees, absent direction of the Collateral Agent to the contrary, to prosecute, in accordance with reasonable business practices, any Person infringing any material Patent or Copyright of such Debtor or any Person misappropriating any material Trade Secret Right of such Debtor.

6.4. Maintenance of Patents and Copyrights. At its own expense, each Debtor shall make timely payment of all post-issuance fees required pursuant to applicable law to maintain in force rights under each of its Patents, and to apply as permitted pursuant to applicable law for any renewal of each of its Copyrights; provided, that, no Debtor shall be obligated to pay any such fees or apply for any such renewal to the extent that such Debtor determines, in its reasonable business judgment, that the maintenance of such Patent or Copyright is no longer economically desirable in the conduct of its business.

6.5. Prosecution of Patent or Copyright Applications. At its own expense, each Debtor shall prosecute, in accordance with reasonable business practices, all of its applications for Patents listed in Annex J hereto and for Copyrights listed in Annex K hereto, to the extent that such Patents or Copyrights are material to its business and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Collateral Agent.

6.6. Other Patents and Copyrights. Within 30 days (or such longer period as may be approved by the Collateral Agent in writing) of the acquisition or issuance of a United States Patent or of a Copyright registration, or of filing of an application for a United States Patent or Copyright registration, the relevant Debtor shall deliver to the Collateral Agent a copy of said Patent or Copyright registration or certificate or registration of, or application therefor, as the case may be, with an assignment for security as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Debtor, confirming the assignment for security, the form of such assignment for security to be substantially the same as the form hereof or in such other form as may be reasonably satisfactory to the Collateral Agent.

6.7. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may by written notice to the relevant Debtor, take any or all of the following actions: (i) declare the entire right, title, and interest of such Debtor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Parties, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 6.1 to execute, cause to be acknowledged and notarized and to record an absolute assignment with the applicable agency; (ii) take and use, practice or sell the Patents, Copyrights and Trade Secret Rights; and (iii) direct such Debtor to refrain, in which event such Debtor shall refrain, from practicing the Patents and using the Copyrights and/or Trade Secret Rights directly or indirectly, and such Debtor shall execute such other and further documents as the Collateral Agent may request further to confirm this and to transfer ownership of the Patents, Copyrights and Trade Secret Rights to the Collateral Agent for the benefit of the Secured Parties.

ARTICLE VII

PROVISIONS CONCERNING ALL COLLATERAL

7.1. Protection of Collateral Agent’s Security. Each Debtor will do nothing to impair the rights of the Collateral Agent in the Collateral. Each Debtor will at all times keep its Inventory and Equipment insured in favor of the Collateral Agent, at such Debtor’s own expense to the extent and in the manner provided herein and in the Secured Obligation Agreements. All policies or certificates with respect to such material insurance (and any other material insurance maintained by such Debtor) shall (i) be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and naming each of the Lenders, the Collateral Agent and the Collateral Agent as additional insureds); (ii) state that such insurance policies shall not be canceled or materially revised without 30 days’ prior written notice thereof by the insurer to the Collateral Agent; and (iii) be delivered (or certified copies of such policies or certificates shall be delivered) with the Collateral Agent to the extent, at the times and in the manner specified in the Secured Obligation Agreements. If any Debtor shall fail to insure its Inventory and Equipment in accordance with the preceding sentence, or if any Debtor shall fail to so endorse and deposit all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and such Debtor agrees to promptly reimburse the Collateral Agent for all costs and expenses of procuring such insurance. Except as otherwise permitted to be retained or expended by the relevant Debtor pursuant to the Secured Obligation Agreements, the Collateral Agent shall, at the time such proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with the Credit Agreement. Each Debtor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Debtor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Debtor.

7.2. Warehouse Receipts Non-Negotiable. Each Debtor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the UCC as in effect in any relevant jurisdiction or under other relevant law), unless otherwise consented to by the Collateral Agent in writing.

7.3. Further Actions. Each Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

7.4. Financing Statements. Each Debtor agrees to execute and deliver to the Collateral Agent such financing statements, in form acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, first priority perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other relevant law. Each Debtor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Debtor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Debtor where permitted by law (and such authorization includes, without limitation, describing the Collateral as “All assets of the Debtor, whether real or personal, tangible or intangible, whether now existing or hereafter from time to time acquired, and the proceeds thereof”).

7.5. Additional Information. Each Debtor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 days (or such longer period as may be approved by the Collateral Agent in writing) after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the forgoing, each Debtor agrees that it shall promptly (and in any event within 10 days (or such longer period as may be approved by the Collateral Agent in writing) after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

ARTICLE VIII

REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

8.1. Remedies; Obtaining the Collateral Upon Default. Each Debtor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect, in all relevant jurisdictions and may also (subject to the requirements of applicable law):

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Debtor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Debtor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Debtor;

(ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent;

(iii) instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Collateral Account and withdraw all monies, securities and instruments in the Collateral Account for application to the Secured Obligations in accordance with Section 8.4;

(iv) sell, assign or otherwise liquidate, or direct such Debtor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof in accordance with Section 8.2, or direct the relevant Debtor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v) take possession of the Collateral or any part thereof, by directing the relevant Debtor in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event such Debtor shall at its own expense:

(x) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 8.2; and

(z) while the Collateral shall be so stored and kept, provide such guards, other security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

(vi) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 8.4; and

(viii) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Debtor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Debtor of said obligation. The Secured Parties agree that this Agreement may be enforced only by the action of the Collateral Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders in accordance with the terms of the Credit Agreement and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent, for the benefit of the Secured Parties upon the terms of this Agreement and the Credit Agreement.

8.2. Remedies; Disposition of the Collateral. Any Collateral repossessed by the Collateral Agent under or pursuant to Section 8.1 and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Debtor which the Collateral Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than 10 days’ written notice to the relevant Debtor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the relevant Debtor or any nominee of such Debtor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days’ written notice to the relevant Debtor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Collateral Agent’s option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation to be selected by the Collateral Agent. To the extent permitted by any such requirement of law, the Collateral Agent on behalf of the Secured Parties (or certain of them) may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the relevant Debtor. If, under mandatory requirements of applicable law, the Collateral Agent shall be required to make a disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Debtor as hereinabove specified, the Collateral Agent need give such Debtor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law. Each Debtor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such sale or sales of all or any portion of the Collateral of such Debtor valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrations or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Debtor’s expense.

8.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH DEBTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH SUCH DEBTOR WOULD OTHERWISE HAVE UNDER THE LAW OF THE UNITED STATES OR OF ANY STATE, and such Debtor hereby further waives, to the extent permitted by law:

(i) all damages occasioned by such taking of possession except any damages which are the result of the Collateral Agent’s gross negligence or willful misconduct;

(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Debtor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against such Debtor and against any and all Persons claiming or attempting to claim the Collateral so sold or realized upon, or any part thereof, from, through and under such Debtor.

8.4. Application of Proceeds. (a) All moneys collected by the Collateral Agent upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other moneys received by the Collateral Agent hereunder, shall be applied to the payment of the Secured Obligations in the manner provided in the Credit Agreement.

(b) It is understood and agreed that the Debtors shall remain jointly and severally liable to the extent of any deficiency between the amount of proceeds of the Collateral hereunder and the aggregate amount of the Secured Obligations.

8.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Agreement and the other Secured Obligation Agreement, or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Debtor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

8.6. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Debtor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE IX

INDEMNITY

9.1. Indemnity. (a) Each Debtor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Party and their respective successors, permitted assigns, employees, agents and servants (herein referred to individually as an “Indemnitee,” and, collectively, as “Indemnitees”) harmless from any and all liabilities, obligations, losses, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all reasonable out-of-pocket costs, expenses or disbursements (including attorneys’ fees and expenses) (for the purposes of this Section 9.1, the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Obligation Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee. Each Debtor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, loss, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Debtor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the relevant Debtor of any such assertion of which such Indemnitee has knowledge.

(b) Without limiting the application of Section 9.1(a), each Debtor agrees, jointly and severally, to pay, or reimburse the Collateral Agent for any and all reasonable out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c) Without limiting the application of Section 9.1(a) or (b), each Debtor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Debtor in this Agreement, any other Secured Obligation Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Obligation Agreement.

(d) If and to the extent that the obligations of any Debtor under this Section 9.1 are unenforceable for any reason, such Debtor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

9.2. Indemnity Obligations Secured by Collateral; Survival. Subject to Section 10.8 hereof, any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral. The indemnity obligations of each Debtor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all the Secured Obligations and the termination of all Secured Hedge Agreements and Letters of Credit, and notwithstanding the discharge thereof.

ARTICLE X

MISCELLANEOUS

10.1. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for such Person in the Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Collateral Agent and all other parties, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number; provided however, that all notices to any Debtor shall be delivered to the Operating Company.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Collateral Agent. The Collateral Agent or any Credit Party may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Secured Obligation Agreements may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Collateral Agent, and the Secured Parties. The Collateral Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Collateral Agent and Lenders. The Collateral Agent and the Secured Parties shall each be entitled to rely and act upon any notices (including telephonic Notices of Borrowing, as such term is defined in the Credit Agreement) believed by it in good faith to have been given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Collateral Agent, each Secured Party, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by the respective such Person in good faith to have been given by or on behalf of any other Credit Party. All telephonic notices to and other communications with the Collateral Agent may be recorded by the Collateral Agent or any other party, and each of the parties hereto hereby consents to such recording.

10.2. Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Debtor and the Collateral Agent (with the consent of the Required Lenders).

10.3. Obligations Absolute. The obligations of each Debtor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Debtor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Obligation Agreement; or (c) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Secured Obligation Agreement or any security for any of the Secured Obligations; (d) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (e) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee; or (f) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; whether or not any Debtor shall have notice or knowledge of any of the foregoing. The rights and remedies of the Collateral Agent herein provided are cumulative and not exclusive of any rights or remedies which the Collateral Agent would otherwise have.

10.4. Successors and Assigns. This Agreement shall be binding upon each Debtor and its successors and assigns and shall inure to the benefit of the Collateral Agent and its successors and assigns; provided that no Debtor may transfer or assign any or all of its rights or obligations hereunder except in accordance with the Secured Obligation Agreements. All agreements, statements, representations and warranties made by each Debtor herein or in any certificate or other instrument delivered by such Debtor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Secured Obligation Agreements regardless of any investigation made by the Secured Parties or on their behalf.

10.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.6. Governing Law. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA, COUNTY OF PHILADELPHIA, OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF PENNSYLVANIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH DEBTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH DEBTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH DEBTOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH DEBTOR. EACH DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH DEBTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 10.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER SECURITY DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY DEBTOR IN ANY OTHER JURISDICTION.

(b) EACH DEBTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.7. Debtor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Debtor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent, except as provided under applicable law, shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Debtor under or with respect to any Collateral.

10.8. Termination; Release. (a) After the Termination Date (as defined below), this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 9.1 hereof shall survive such termination) and the Collateral Agent, at the request and expense of the respective Debtor, will promptly execute and deliver to such Debtor a proper instrument or instruments (including UCC termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” means the date upon which the Total Commitments, and all Secured Hedge Agreements have been terminated, no Letter of Credit is outstanding and all Loans and all other Secured Obligations, other than the indemnities described in Article IX hereof and in the other Secured Obligation Agreements, have been paid in full.

(b) In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party thereof) at any time prior to the Termination Date, and the proceeds of any such sale or disposition are applied in accordance with the terms of the Secured Obligation Agreements, to the extent required to be so applied, the Collateral Agent, at the request and expense of a Debtor, will (a) duly assign, transfer and deliver to such Debtor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold, disposed of or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement and/or (b) execute such releases and discharges in respect of such Collateral as is then being (or has been) so sold, disposed of or released as such Debtor may reasonably request.

(c) At any time that a Debtor desires that Collateral be released as provided in the foregoing Section 10.8(a) or (b), it shall deliver to the Collateral Agent a certificate signed by an Responsible Officer stating that the release of the respective Collateral is permitted pursuant to Section 10.8(a) or (b). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in the absence of gross negligence or willful misconduct believes to be permitted) by this Section 10.8.

10.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Collateral Agent.

10.10. The Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and applicable law. The Collateral Agent shall act hereunder on the terms and conditions set forth in Credit Agreement.

10.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12. Fraudulent Conveyance; Etc. It is the desire and intent of each Debtor and the Secured Parties that this Agreement shall be enforced against each Debtor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Borrower constituting a Debtor are limited as, and to the extent, provided in Section 10.10 of the Credit Agreement.

10.13. Additional Debtors. It is understood and agreed that each Borrower that is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Secured Obligation Agreements shall become an Debtor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent, or by executing and delivering to the Collateral Agent an assumption agreement in form and substance satisfactory to the Collateral Agent, (y) delivering supplements to Annexes A through M hereto as are necessary to cause such annexes to be complete and accurate with respect to such additional Debtor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Debtor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

10.14. Effect on Existing Security Agreement. Notwithstanding that this Agreement is amending and restating the Existing Security Agreement as of the Closing Date, nothing contained herein shall be deemed to cause a novation of any transfers, conveyances or transactions which were effected under the Existing Security Agreement or of any Obligations, including, without limitation, the security interests granted pursuant thereto.

10.15. Controlled Non-Profits. Section 10.10(e) of the Credit Agreement is incorporated herein by this reference as if more fully set forth herein.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Security Agreement to be executed and delivered by their duly Responsible Officers as of the date first above written.

STONEMOR GP LLC

By:	/s/ Paul Waimberg
Name: Paul Waimberg
Title: Vice President

STONEMOR PARTNERS L.P.
By:	STONEMOR GP LLC
its General Partner

By:	/s/ Paul Waimberg
Name: Paul Waimberg
Title: Vice President

STONEMOR OPERATING LLC

By:	/s/ Paul Waimberg
Name: Paul Waimberg
Title: Vice President

S-1	Amended and Restated Security Agreement
Credit Parties Signature Page

Additional Credit Parties

Alleghany Memorial Park Subsidiary, Inc.

Altavista Memorial Park Subsidiary, Inc.

Arlington Development Company

Augusta Memorial Park Perpetual Care Company

Bethel Cemetery Association

Beth Israel Cemetery Association of Woodbridge, New Jersey

Birchlawn Burial Park Subsidiary, Inc.

Cedar Hill Funeral Home, Inc.

Cemetery Investments Subsidiary, Inc.

Chapel Hill Associates, Inc.

Chapel Hill Funeral Home, Inc.

Clover Leaf Park Cemetery Association

Columbia Memorial Park Subsidiary, Inc.

Cornerstone Family Insurance Services, Inc.

Cornerstone Family Services of New Jersey, Inc.

Cornerstone Family Services of West Virginia Subsidiary, Inc.

Covenant Acquisition Subsidiary, Inc.

Covington Memorial Funeral Home, Inc.

Covington Memorial Gardens, Inc.

Crown Hill Cemetery Association

Eloise B. Kyper Funeral Home, Inc.

Forest Lawn Gardens, Inc. Forest Lawn Memorial Chapel, Inc.

Forest Lawn Memory Gardens, Inc.

Glen Haven Memorial Park Subsidiary, Inc.

Henry Memorial Park Subsidiary, Inc.

Highland Memorial Park, Inc.

Hillside Memorial Park Association, Inc.

KIRIS Subsidiary, Inc.

Lakewood/Hamilton Cemetery Subsidiary, Inc.

Lakewood Memory Gardens South Subsidiary, Inc.

Laurel Hill Memorial Park Subsidiary, Inc.

Laurelwood Holding Company

Legacy Estates, Inc.

Locustwood Cemetery Association

Loewen [Virginia] Subsidiary, Inc.

Lorraine Park Cemetery Subsidiary, Inc.

Modern Park Development Subsidiary, Inc.

Northlawn Memorial Gardens

Oak Hill Cemetery Subsidiary, Inc.

By:	/s/ Paul Waimberg

Paul Waimberg, as Vice President of Finance for each of the above-named Credit Parties

S-2	Amended and Restated Security Agreement
Debtors Signature Page

Ohio Cemetery Holdings, Inc.

Osiris Holding Finance Company

Osiris Holding of Maryland Subsidiary, Inc.

Osiris Holding of Rhode Island Subsidiary, Inc.

Osiris Management, Inc.

Osiris Telemarketing Corp.

Perpetual Gardens.Com, Inc.

PVD Acquisitions Subsidiary, Inc.

Rockbridge Memorial Gardens Subsidiary Company

Rose Lawn Cemeteries Subsidiary, Incorporated

Roselawn Development Subsidiary Corporation

Russell Memorial Cemetery Subsidiary, Inc.

Shenandoah Memorial Park Subsidiary, Inc.

Sierra View Memorial Park

Southern Memorial Sales Subsidiary, Inc.

Springhill Memory Gardens Subsidiary, Inc.

Star City Memorial Sales Subsidiary, Inc.

Stephen R. Haky Funeral Home, Inc.

Stitham Subsidiary, Incorporated

StoneMor Alabama Subsidiary, Inc.

StoneMor California, Inc.

StoneMor California Subsidiary, Inc.

StoneMor Georgia Subsidiary, Inc.

StoneMor Hawaii Subsidiary, Inc.

StoneMor North Carolina Funeral Services, Inc.

StoneMor Ohio Subsidiary, Inc.

StoneMor Tennessee Subsidiary, Inc.

StoneMor Washington, Inc.

Sunset Memorial Gardens Subsidiary, Inc.

Sunset Memorial Park Subsidiary, Inc.

Temple Hill Subsidiary Corporation

The Valhalla Cemetery Subsidiary Corporation

Virginia Memorial Service Subsidiary Corporation

W N C Subsidiary, Inc.

Wicomico Memorial Parks Subsidiary, Inc.

Willowbrook Management Corp.

By:	/s/ Paul Waimberg

Paul Waimberg, as Vice President of Finance for each of the above-named Credit Parties

S-3	Amended and Restated Security Agreement
Debtors Signature Page

Alleghany Memorial Park LLC

Altavista Memorial Park LLC

Birchlawn Burial Park LLC

Cemetery Investments LLC

Cemetery Management Services, L.L.C.

Cemetery Management Services of Mid-Atlantic States, L.L.C.

Cemetery Management Services of Ohio, L.L.C.

CMS West LLC

CMS West Subsidiary LLC

Columbia Memorial Park LLC

Cornerstone Family Services of West Virginia LLC

Cornerstone Funeral and Cremation Services LLC

Covenant Acquisition LLC

Glen Haven Memorial Park LLC

Henlopen Memorial Park LLC

Henlopen Memorial Park Subsidiary LLC

Henry Memorial Park LLC

Juniata Memorial Park LLC

KIRIS LLC

Lakewood/Hamilton Cemetery LLC

Lakewood Memory Gardens South LLC

Laurel Hill Memorial Park LLC

Loewen [Virginia] LLC

Lorraine Park Cemetery LLC

Modern Park Development LLC

Oak Hill Cemetery LLC

Osiris Holding of Maryland LLC

Osiris Holding of Pennsylvania LLC

Osiris Holding of Rhode Island LLC

Plymouth Warehouse Facilities LLC

PVD Acquisitions LLC

Rockbridge Memorial Gardens LLC

Rolling Green Memorial Park LLC

Rose Lawn Cemeteries LLC

Roselawn Development LLC

Russell Memorial Cemetery LLC

Shenandoah Memorial Park LLC

Southern Memorial Sales LLC

Springhill Memory Gardens LLC

Star City Memorial Sales LLC

Stitham LLC

StoneMor Alabama LLC

StoneMor Arkansas Subsidiary LLC

By:	/s/ Paul Waimberg

Paul Waimberg, as Vice President of Finance for each of the above-named Credit Parties

S-4	Amended and Restated Security Agreement
Debtors Signature Page

StoneMor Cemetery Products LLC

StoneMor Colorado LLC

StoneMor Colorado Subsidiary LLC

StoneMor Florida Subsidiary LLC

StoneMor Georgia LLC

StoneMor Hawaii LLC

StoneMor Hawaiian Joint Venture Group LLC

StoneMor Holding of Pennsylvania LLC

StoneMor Illinois LLC

StoneMor Illinois Subsidiary LLC

StoneMor Indiana LLC

StoneMor Indiana Subsidiary LLC

StoneMor Iowa LLC

StoneMor Iowa Subsidiary LLC

StoneMor Kansas LLC

StoneMor Kansas Subsidiary LLC

StoneMor Kentucky LLC

StoneMor Kentucky Subsidiary LLC

StoneMor Michigan LLC

StoneMor Michigan Subsidiary LLC

StoneMor Missouri LLC

StoneMor Missouri Subsidiary LLC

StoneMor North Carolina LLC

StoneMor North Carolina Subsidiary LLC

StoneMor Ohio LLC

StoneMor Oregon LLC

StoneMor Oregon Subsidiary LLC

StoneMor Pennsylvania LLC

StoneMor Pennsylvania Subsidiary LLC

StoneMor Puerto Rico LLC

StoneMor Puerto Rico Subsidiary LLC

StoneMor South Carolina LLC

StoneMor South Carolina Subsidiary LLC

StoneMor Washington Subsidiary LLC

Sunset Memorial Gardens LLC

Sunset Memorial Park LLC

Temple Hill LLC

The Valhalla Cemetery Company LLC

Tioga County Memorial Gardens LLC

Virginia Memorial Service LLC

WNCI LLC

Wicomico Memorial Parks LLC

Woodlawn Memorial Park Subsidiary LLC

By:	/s/ Paul Waimberg

Paul Waimberg, as Vice President of Finance for each of the above-named Credit Parties

S-5	Amended and Restated Security Agreement
Debtors Signature Page

Accepted and Agreed to

BANK OF AMERICA, N.A., as
Collateral Agent

By:	/s/ Kenneth G. Wood

Name:	Kenneth G. Wood
Title:	Senior Vice President

Amended and Restated Security Agreement